Exhibit 99.1

For Release 3:00 p.m., C.S.T. Tuesday, January 29, 2013

Rochester Medical Reports Fiscal 2013 First Quarter Results

Stewartville, MN January 29, 2013

Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its first quarter ended December 31, 2012.

The Company reported record sales of $17,252,000 for the current quarter compared to $13,973,000 for the first quarter of last year.  The Company also reported net income of $1,012,000 or $.08 per diluted share compared to net loss of ($75,000) or ($.01) per diluted share for the same period last year.

The 23% increase resulted from a 24% increase in Rochester Medical Direct Sales and a 19% increase in Private Label Sales.  The growth percentages were essentially the same on a constant currency basis which assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations.

Net Income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $1,425,000 or $.11 per diluted share compared to Non-GAAP Net Income of $285,000 or $.02 per diluted share for the first quarter of last year.  The increase for the current quarter was primarily due to increased gross profits as a result of higher sales revenues and a reduction in operating expenses related to the sales and marketing of the Foley product line, somewhat offset by higher first quarter administrative expenses related to year end activities.

Commenting on the quarterly results, Rochester Medical’s CEO and President Anthony J. Conway said, “Our Direct Sales continue to grow nicely, particularly in the United States and the United Kingdom.   U.S. Direct Sales were up 41% and U.K. Direct Sales were up 26%.  Intermittent Catheter sales, in particular, continue to grow at a very strong pace.

“Cash generated by operations continues to meet our expectations.  This quarter our cash and equivalents increased by $2.3 million.  We anticipate the Company’s new manufacturing facility, which is now under construction, will be fully funded from within.”

Conway concluded, “We are pleased with the quarterly results and look forward to an active and successful 2013.”

Conference Call and Webcast

The Company will hold a quarterly conference call on Tuesday, January 29, 2013 to discuss its earnings report.  The call will begin at 3:30 p.m., Central Time (4:30 p.m., Eastern Time).

This call is being webcast by Thomson Reuters and can be accessed at Rochester Medical’s website at www.rocm.com.  To listen live to the conference call via telephone, call:

Domestic:	888 679 8037
International:	617 213 4849
Pass code:	93735191

Preregistration: https://www.theconferencingservice.com/prereg/key.process?key=P949QXBTJ

Replay will be available for seven days at www.rocm.com or via telephone at:

Domestic:	888 286.8010
International:	617 801.6888
Pass code:	26318672

Individual investors can listen to the call at www.fulldisclosure.com, Thomson Reuters individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Forward-Looking Statements

This press release contains “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about the future financial and operating results of Rochester Medical.  Such statements are based on currently available information, operating plans and management’s expectations about future events and trends.  Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, and  our level of success in increasing  Rochester Medical Direct Sales revenue, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012, and quarterly reports on Forms 10-Q.  Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

Rochester Medical has provided Non-GAAP Net Income in addition to net income calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results.  Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed.  Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.  While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our Company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.

Non-GAAP Net Income and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.  Reconciliations of GAAP Net Income and Non-GAAP Net Income, and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.

About Rochester Medical Corporation

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications.  The Company also sells certain ostomy and wound and scar care products and other brands of urological products into the European marketplace.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600 or Parice Halbert, CFA, at Westwicke Partners (443) 213-0500.  More information about Rochester Medical is available on its website at http://www.rocm.com.

Rochester Medical Corporation

Press Release - F13 First Quarter

Condensed Consolidated Statements Of Operations

	(unaudited)
	Three months ended
	December 31,
	2012	2011

Sales	$17,252,008	$13,972,607

Cost of sales	8,778,760	6,861,468

Gross profit	8,473,248	7,111,139
Gross profit %	49.1%	50.9%

Costs and expense:
Marketing and selling	4,549,044	4,668,062
Research and development	339,158	376,269
General and administrative	2,207,542	2,087,537

Total operating expenses	7,095,744	7,131,868

Income (loss) from operations	1,377,504	(20,729)

Other income (expense)	10,263	(91,070)

Net income (loss) before income taxes	1,387,767	(111,799)

Income tax expense (benefit)	375,622	(36,452)

Net income (loss)	$1,012,145	$(75,347)

Net income (loss) per common share - Basic	$0.08	$(0.01)

Net income (loss) per common share - Diluted	$0.08	$(0.01)

Weighted Average Shares:
Basic	12,038,232	12,136,125

Weighted Average Shares:
Diluted	12,396,930	12,136,125

Rochester Medical Corporation

Press Release - F13 First Quarter

Condensed Consolidated Balance Sheets

	(unaudited)
	December 31,	September 30,
	2012	2012

Assets

Current Assets
Cash and equivalents	$16,311,106	$13,921,363
Marketable securities	6,739,272	6,779,695
Accounts receivable	9,458,473	11,008,429
Inventories	9,624,926	9,883,650
Prepaid expenses and other assets	1,601,513	1,726,908
Deferred income tax asset	1,304,214	1,287,177

Total current assets	45,039,504	44,607,222

Property and equipment, net	12,280,407	11,862,072
Deferred income tax asset	1,086,322	1,030,994
Intangible assets, net	9,276,256	9,377,355
Goodwill	9,210,602	9,053,091

Total Assets	$76,893,091	$75,930,734

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,716,170	$3,070,329
Accrued expenses	2,558,117	3,427,397

Total current liabilities	5,274,287	6,497,726

Long-term liabilities	1,164,819	1,137,212

Stockholders’ equity	70,453,985	68,295,796

Total Liabilities and Stockholder Equity	$76,893,091	$75,930,734

ROCHESTER MEDICAL CORPORATION

Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income

For the Three months ended

December 31, 2012 and 2011

	(unaudited)
	Three months ended
	December 31,
	2012	2011

GAAP Net Income (Loss) as Reported	$1,012,000	$(75,000)

Net Income (Loss) Per Share - Diluted as Reported	$0.08	$(0.01)

Adjustments for non-recurring unusual items:
Severance costs (1)	111,000	—
Subtotal	111,000	—

Adjustments for recurring non-cash expenses:
Intangible amortization (2)	155,000	158,000
ASC 718 compensation expense (3)	147,000	202,000
Subtotal	302,000	360,000

Non-GAAP Net Income	$1,425,000	$285,000

Non-GAAP Diluted EPS	$0.11	$0.02

Weighted Average Shares - Diluted	12,396,930	12,311,866

(1)    Severance costs associated with our exiting of the Foley Catheter market. The company announced they were exiting the Foley Catheter market on November 6, 2012.  This adjustment adds back severance costs of certain employees for the three months ended December 31, 2012.  The gross amount of the severance  costs for the three months ended December 31, 2012 is $152,000 net of taxes of $41,000 for a net amount of $111,000

(2)    Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation and the intangibles acquired in the January 2011 acquisition of Laprolan from Fornix N.V. Management believes these assets are appreciating.  This adjustment adds back amortization expense for the three months ended December 31, 2012 and 2011 related to certain intangibles. The gross amount of amortization expense for the three months ended December 31, 2012 and 2011 is $213,000 and $218,000 net of taxes of $58,000 and $60,000 for net amounts of $155,000 and $158,000 respectively.

(3)    Compensation expense mandated by ASC 718.  This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three months ended December 31, 2012 and 2011.  The gross amount of compensation expense for the three months ended December 31, 2012 and 2011 is $202,000 and $316,000 net of taxes of $55,000 and $114,000 for net amounts of $147,000 and $202,000 respectively.

ROCHESTER MEDICAL CORPORATION

Reconciliation of Reported GAAP Revenue to Non-GAAP Revenue in Constant Currency

For the Three months ended

December 31, 2012 and 2011

	(unaudited)
	Three months ended
	December 31,
	2012	2011

GAAP Sales as Reported	$17,252,008	$13,972,607
British Sterling Exchange rate as reported	1.61	1.57
Euro Exchange rate as reported	1.30	1.35

Constant Currency Sales	$17,252,008	$13,992,905
(1) Exchange rate used for Constant Currency Purposes	1.61	1.61
(2) Exchange rate used for Constant Currency Purposes	1.30	1.30

Net Effect of Constant Currency Illustration - British Sterling	$—	$105,430
Net Effect of Constant Currency Illustration - Euros	$—	$(85,132)

Total Net Effect of Constant Currency Illustration	$—	$20,298

(1) For illustrative purposes constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of British pounds to US dollars.  The rate represents the average exchange rate for the respective three month period.

(2) For illustrative purposes constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of Euros to US dollars.  The rate represents the average exchange rate for the respective three month period.